EXHIBIT 99.1

Hooker Furniture Reports Higher Sales and Net Income for Second Quarter, First Half

MARTINSVILLE, Va., Aug. 30, 2018 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (NASDAQ-GS: HOFT) today reported consolidated net sales of $168.7 million and net income of $8.7 million, or $0.74 per diluted share, for its fiscal 2019 second quarter ended July 29, 2018.

Net sales increased approximately 8%, or $12.4 million, from the comparable prior year quarter, and net income increased 11.8%, or $916,000. Earnings per diluted share increased 10.4% from $0.67 a year ago.

For the fiscal 2019 first half, consolidated net sales were $311.6 million, with net income of $15.8 million, or $1.34 per diluted share. Net sales increased 8.5%, or $24.4 million compared to last year’s first half. Earnings per diluted share increased 24.1% to $1.34 from $1.08 in the prior year first half.  Prior year quarter and prior year first half results do not include results of the business of Shenandoah Furniture, which was acquired by the Company in September 2017.

“We’re pleased to report a solid quarter, with both increased sales and net income, despite a challenging retail furniture environment during the period,” said Paul B. Toms Jr., chairman and chief executive officer.

During the second quarter, consolidated gross profit increased 7.6%, or $2.5 million. The increase was driven by increased gross profit in the Home Meridian segment and All Other, partially offset by a $500,000 casualty loss from warehouse damage caused by heavy rains recorded during the quarter in the Hooker Branded segment. All Other gross profit gains were mainly attributed to the inclusion of Shenandoah Furniture results in the current year quarter. Gross profit increases in the Home Meridian segment were driven by a 4.8% net sales increase.

For the fiscal 2019 first half, consolidated gross profit increased 10.4% or $6.4 million, due to the inclusion of Shenandoah Furniture results and sales growth in Hooker Branded segment in the first quarter.

Consolidated operating income stayed flat at $11.9 million in the second quarter. Higher consolidated employee benefits costs, price increases for materials and components and lower profitability in the domestic upholstery divisions negatively impacted consolidated operating income.

For the fiscal 2019 first half, Hooker Branded segment operating income benefited from proceeds received from company-owned life insurance of approximately $1 million partially offset by the $500,000 casualty loss. Home Meridian segment operating income decreased primarily due to lower net sales in the first quarter. Amortization expense increased in the fiscal 2019 first half to $1.2 million from $667,000, due to the addition of amortization expense on Shenandoah acquisition-related intangibles resulting from the purchase of the business in the fiscal 2018 third quarter.

The Company also benefited from lower effective tax rates in the quarter and year-to-date periods due to the recently enacted Tax Cut and Jobs Act of 2017. Effective tax rates for the quarter and year-to-date periods were 24.9% and 23.0%, respectively, compared to 35.2% and 34.4%, respectively, for the comparable prior year periods.

Segment Reporting: Hooker Branded

Sales in the Hooker Branded segment were essentially flat compared to the same quarter a year ago. The leveling in sales followed two consecutive quarters of sales growth. After a sluggish July for incoming orders, “We are encouraged by a double-digit uptick of orders in August. Orders are up 17% for Hooker Upholstery year-to-date and basically flat for Hooker Casegoods,” Toms said. “We are focused on growing Hooker Branded sales with some timely promotions taking advantage of our strong in-stock position on best-selling items and groups.”

Toms said, “The Company has previewed several new collections slated for the upcoming October market to over 80 retailers this summer on the road and at a recent design meeting. Both of our major new collections have been very well received, so we have pre-ordered each to increase speed to market. We expect a positive impact as we begin shipping these collections to our largest retailers in direct containers by the end of the calendar year, and shipping from our warehouse to other retailers by the end of the fiscal year 2019 and into Q1 of next year.”

Toms attributed the flat sales at Hooker Upholstery to the typical seasonal pattern of lower sales of leather upholstery in the summer months, adding, “However, we’re optimistic heading into the fall selling season based on three consecutive strong High Point Markets for Hooker Upholstery.”

Segment Reporting: Home Meridian

During the quarter, “Home Meridian resolved the disruptions with our Asian suppliers that negatively impacted shipments last quarter, and grew net sales 4.8% over the prior year,” said Lee Boone, co-president of the Home Meridian segment. He added, “Four of our five divisions posted year-over-year gains.”

During the quarter, operating income was up 6.9% compared to a year ago. “While margins remained above prior year levels, increased spending overall, including in new and emerging businesses, constrained operating income growth,” he said.

Boone characterized orders in the second quarter as soft. “Orders were down 14.7%, while backlog was also down 4% during the period. However, some of this is attributed to the timing of large orders, since backlog is up 15% over the prior year, four weeks into Q3.”

Year-to-date, sales in the eCommerce Division are up nearly 30%, sales at Samuel Lawrence Hospitality (SLH) are up 30%, while sales to traditional channels are down 3%. Demand is up at SLH and Prime Resources (PRI), with SLH’s orders up 74% and PRI’s orders up 49% year-to-date, due to an upswing in the Hospitality and Warehouse Club Businesses.

These increases, he said, “are mitigated by a slowdown in orders from traditional retail customers, making Home Meridian’s overall year-to-date incoming orders flat as of quarter-end.”

Segment Reporting: All Other

The sales increase in All Other, which includes Bradington-Young (“B-Y”), Sam Moore, Shenandoah and H Contract, was primarily driven by the addition of Shenandoah’s net sales, acquired in last year’s third quarter.

“While Bradington-Young’s sales were up only slightly, incoming orders increased 6.6% year-over-year during the quarter, and backlog is up over 35%. In addition, B-Y has broken ground on a factory expansion that will increase capacity by about 50%,” said Michael Delgatti, president of Hooker Domestic Upholstery and Sales Channels.

All upholstery units experienced a negative impact on margins from price increases in materials and components such as foam, plywood and steel, “and we experienced a lag between those cost increases and our own price increases to customers,” Delgatti said. “However, we expect to catch up during the third quarter.” Additionally, Sam Moore and Shenandoah changed their vacation schedules, and both had approximately one less work week than in the same quarter a year ago. Higher medical benefits costs also impacted the segment, and “The loss of a key retail customer who has decided to shift to an in-house supplier model had a negative impact on Sam Moore during the quarter,” Delgatti said. “However, signs are encouraging, with two strong back-to-back High Point Markets and new placements with key accounts,” he said.

At Shenandoah, “Order rates and sales are steadily improving, and we are in a good position with major retail customers who have expanded their assortments, as we head toward the fall selling season,” Delgatti said.

“At H Contract, we are planning several new product launches in the next few months, and plan to dramatically pick up the pace of product introductions over the next year,” Delgatti said. “This should help to continue growing H Contract sales in both the short and long term.”

Cash, Debt and Inventory

The Company finished the fiscal first half with $29.2 million in cash and cash equivalents and $39.6 million in acquisition-related debt. Additionally, $28.5 million was available on its $30.0 million revolving credit facility, net of $1.5 million reserved for standby letters of credit. Consolidated inventories stood at $98.5 million. “As we enter what is historically the busiest retail season of the year, we are in a strong inventory position,” Toms said. “We were aggressive with our inventories to get out ahead of any tariffs from China, should they actually be implemented, and to insure we are in stock on best sellers for immediate delivery,” he said.

Outlook

"Given improving conditions at retail, recent incoming order trends and increased backlogs at six of ten divisions, we are encouraged about our position going into the fall season," Toms said. "We do have some concern about the prospects of tariffs being imposed on finished goods and component parts imported from China, and the negative impact that would have on our business. We have been actively involved in submitting briefs for the hearings in Washington, D.C., and in developing strategies to partially mitigate the impact of tariffs, if imposed.”

“A generally positive macro environment is driven by recent GDP growth of 4.1%, a stock market pushing all-time highs, strong employment and consumer confidence at record levels.  Our expectation for the fall selling season and the balance of the year is guardedly optimistic."

Dividends

On August 30, 2018, the Company's board of directors declared a quarterly cash dividend of $0.14 per share, payable on September 28, 2018 to shareholders of record at September 14, 2018.

Conference Call Details

Hooker Furniture will present its fiscal 2019 second quarter results via teleconference and live internet web cast on Thursday afternoon, August 30, 2018, at 2:00 PM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers.  The conference ID number is 9398504. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 94th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2016 shipments to U.S. retailers, according to a 2017 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers.  The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, specializing in casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, specializing in value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) the risks specifically related to the concentrations of a material part of our of sales and accounts receivable in only a few customers; (3) achieving and managing growth and change, including the recent Shenandoah acquisition, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (4) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (5) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government; (6) our ability to successfully implement our business plan to increase sales and improve financial performance; (7) changes in actuarial assumptions, the interest rate environment, the return on plan assets and future funding obligations related to the Home Meridian segment’s legacy Pension Plan, which can affect future funding obligations, costs and plan liabilities; (8) the possible impairment of our long-lived assets, which can result in reduced earnings and net worth; (9) the cost and difficulty of marketing and selling our products in foreign markets; (10) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (11) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (12) disruptions affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities or our representative offices in Vietnam and China; (13) price competition in the furniture industry; (14) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (15) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (16) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (17) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (18) capital requirements and costs, including the servicing of our floating-rate term loans; (19) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (20) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; and (21) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; (22) higher than expected employee medical and workers’ compensation costs that may increase the cost of our self-insured healthcare and workers compensation plans; and (23) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2018. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
	For the
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29,	July 30,	July 29,	July 30,
	2018	2017	2018	2017

Net sales	$168,661	$156,308	$311,553	$287,180

Cost of sales	132,516	123,191	243,442	225,920
Casualty loss	500	-	500	-

Gross profit	35,645	33,117	67,611	61,260

Selling and administrative expenses	23,184	20,858	45,171	41,428
Intangible asset amortization	596	333	1,192	667

Operating income	11,865	11,926	21,248	19,165

Other income, net	73	368	77	460
Interest expense, net	364	282	745	533

Income before income taxes	11,574	12,012	20,580	19,092

Income tax expense	2,881	4,234	4,730	6,568

Net income	$8,693	$7,778	$15,850	$12,524

Earnings per share:
Basic	$0.74	0.67	1.35	1.08
Diluted	$0.74	0.67	1.34	1.08

Weighted average shares outstanding:
Basic	11,760	11,565	11,755	11,554
Diluted	11,784	11,593	11,775	11,587

Cash dividends declared per share	$0.14	$0.12	$0.28	$0.24

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
	For the
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29,	July 30,	July 29,	July 30,
	2018	2017	2018	2017

Net Income	$8,693	$7,778	$15,850	$12,524
Other comprehensive income:
Amortization of actuarial loss	43	15	86	31
Income tax effect on amortization	(10)	(6)	(21)	(11)
Adjustments to net periodic benefit cost	33	9	65	20
Reclassification of tax effect due to the adoption of ASU 2018-02	-	-	111	-

Total comprehensive Income	$8,726	$7,787	$16,026	$12,544

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	July 29,	January 28,
	2018	2018
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$29,231	$30,915
Trade accounts receivable, net	83,584	92,461
Inventories	98,465	84,459
Prepaid expenses and other current assets	6,137	5,314
Total current assets	217,417	213,149
Property, plant and equipment, net	27,647	29,249
Cash surrender value of life insurance policies	23,229	23,622
Deferred taxes	2,494	3,264
Intangible assets, net	36,947	38,139
Goodwill	40,058	40,058
Other assets	2,258	2,235
Total non-current assets	132,633	136,567
Total assets	$350,050	$349,716

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loans	$6,532	$7,528
Trade accounts payable	36,987	32,685
Accrued salaries, wages and benefits	7,557	9,218
Income tax accrual	112	3,711
Customer deposits	4,957	3,951
Other accrued expenses	3,659	2,894
Total current liabilities	59,804	59,987
Long term debt	33,031	45,778
Deferred compensation	11,343	11,164
Pension plan	2,366	2,441
Other long-term liabilities	963	886
Total long-term liabilities	47,703	60,269
Total liabilities	107,507	120,256

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 11,785 and 11,762 shares issued and outstanding on each date	49,223	48,970
Retained earnings	192,775	180,122
Accumulated other comprehensive income	545	368
Total shareholders’ equity	242,543	229,460
Total liabilities and shareholders’ equity	$350,050	$349,716

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited
	Twenty-Six Weeks Ended
	July 29, 2018	July 30, 2017
Operating Activities:
Net income	$15,850	$12,524
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,689	2,697
Gain on disposal of assets	(48)	(43)
Deferred income tax expense	748	1,234
Non-cash restricted stock and performance awards	548	951
(Benefit from) / provision for doubtful accounts and sales allowances	(785)	173
Gain on life insurance policies	(504)	(478)
Changes in assets and liabilities
Trade accounts receivable	10,633	17,034
Inventories	(14,584)	(6,732)
Prepaid expenses and other current assets	(672)	185
Trade accounts payable	4,281	(9,283)
Accrued salaries, wages and benefits	(1,804)	(1,559)
Accrued income taxes	(3,719)	(3,371)
Customer deposits	1,007	388
Other accrued expenses	702	313
Deferred compensation	42	(355)
Other long-term liabilities	81	207
Net cash provided by operating activities	15,465	13,885

Investing Activities:
Purchases of property, plant and equipment	(833)	(1,665)
Proceeds received on notes receivable	70	63
Proceeds of life insurance policies	1,225	-
Premiums paid on life insurance policies	(529)	(550)
Net cash used in investing activities	(67)	(2,152)

Financing Activities:
Payments for long-term debt	(13,786)	(2,929)
Cash dividends paid	(3,296)	(2,778)
Net cash used in financing activities	(17,082)	(5,707)

Net (decrease)/increase in cash and cash equivalents	(1,684)	6,026
Cash and cash equivalents at the beginning of year	30,915	39,792
Cash and cash equivalents at the end of quarter	$29,231	$45,818

Supplemental schedule of cash flow information:
Income taxes paid, net	$7,699	$8,705
Interest paid	632	489

Supplemental schedule of noncash investing activities:
Increase in property and equipment through accrued purchases	$20	$50

Table V
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME BY SEGMENT
(In thousands)
Unaudited

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	July 29,		July 30		July 29,		July 30
	2018		2017		2018		2017
		% Net		% Net		% Net		% Net
Net Sales		Sales		Sales		Sales		Sales
Hooker Branded	$40,551	24.0%	$40,889	26.2%	$83,322	26.7%	$78,361	27.3%
Home Meridian	101,022	59.9%	96,403	61.7%	171,618	55.1%	170,105	59.2%
All other	27,088	16.1%	19,016	12.2%	56,613	18.2%	38,714	13.5%
Consolidated	$168,661	100%	$156,308	100%	$311,553	100%	$287,180	100%

Operating Income
Hooker Branded	$4,943	12.2%	$5,133	12.6%	$11,669	14.0%	$10,083	12.9%
Home Meridian	5,628	5.6%	5,265	5.5%	5,339	3.1%	6,111	3.6%
All other	1,294	4.8%	1,528	8.0%	4,240	7.5%	2,971	7.7%
Consolidated	$11,865	7.0%	$11,926	7.6%	$21,248	6.8%	$19,165	6.7%

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949